Exhibit 23.1

CONSENT OF HASKELL & WHITE LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cortex Pharmaceuticals, Inc. on Form S-3, of our report dated February 3, 2006, appearing in the Annual Report on Form 10-K of Cortex Pharmaceuticals, Inc., with respect to the balance sheets as of December 31, 2005 and December 31, 2004 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2005 and the six months ended December 31, 2004, and with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California
November 17, 2006